Exhibit (m)

AB ACTIVE ETFs, INC.

Rule 12b-1 Distribution and Service Plan

August 5, 2022

1.       This Distribution and Service Plan (the “Plan”) when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), of the Portfolios listed on Schedule A (each, a “Portfolio”), each a series of AB Active ETFs, Inc., a Maryland corporation (the “Fund”), which is registered as an open-end investment company under the 1940 Act. The Plan has been approved by a majority of the Fund’s Board of Directors (the “Board”), including a majority of the Directors who are not interested persons of the Fund (as defined in Section 2(a)(19) of the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 arrangements (each such Director, an “Independent Director”), and for each Portfolio, such approval occurred at an in-person meeting of the Board called for the purpose of voting on the Plan. In approving the Plan, the Board has determined that adoption of the Plan would be prudent and in the best interests of each Portfolio and its shareholders. Such approval by the Board included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Portfolio and its shareholders.

2.       The Fund will enter into separate Distribution Agreements with one or more distributors (each, a “Distributor”), with respect to each Portfolio under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for each Portfolio’s shares. The Fund, on behalf of each Portfolio, has also entered into an Investment Advisory Agreement with AllianceBernstein L.P. (the “Adviser”) pursuant to which it is paid a unitary investment advisory fee in exchange for providing certain services normally paid for by the Portfolio separately.

3.       On behalf of each identified Portfolio, the Distributor may receive, as principal distributor of the Portfolio’s shares, a distribution fee and/or shareholder servicing fee equal to a percentage of the average daily net assets of each Portfolio as shown on Schedule A in connection with the promotion and distribution of Portfolio shares and, if required, the provision of services to shareholders, including, but not necessarily limited to (i) delivering copies of the Portfolio’s then current reports, prospectuses, notices, and similar materials, to prospective purchasers of Portfolio shares; (ii) marketing and promotional services, including advertising; (iii) paying the costs of and compensating others, including authorized participants with whom the Distributor has entered into written authorized participant agreements, for performing shareholder servicing on behalf of the Portfolio; (iv) compensating certain authorized participants for providing assistance in distributing the shares of the Portfolio, including the travel and communication expenses and salaries and/or commissions of sales personnel in connection with the distribution of Portfolio shares; (v) payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, fund supermarkets and the affiliates and subsidiaries of the Fund’s service providers as compensation for services or reimbursement of expenses incurred in connection with distribution assistance; and (vi) facilitating communications with beneficial owners of shares, including the cost of providing (or paying others to provide) services to beneficial owners of shares, including, but not limited to, assistance in answering inquiries related to shareholder accounts. The Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (the “Recipient”) who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement (the “Rule 12b-1 Agreement”). To the extent not so paid by the Distributor to Recipients, such amounts may be retained by the Distributor. Payment under this Plan shall be made monthly and promptly following the close of the month.

5.       The maximum amount permitted to be expended by any Portfolio pursuant to this Plan is 0.25% of average daily net assets of a Portfolio. The amount expended may be adjusted as necessary to ensure that no payment is made by the Fund on behalf of a Portfolio in excess of limits imposed by applicable laws or regulations (including regulations of any self-regulatory organization); and any amounts waived or not collected with respect to a Portfolio during a specific period shall not be subject to payment or recoupment in a later period. The commencement of affirmative payments under this Plan must be separately authorized by the Board before such payments may commence.

6.       Rule 12b-1 Agreements.

(a)        No Rule 12b-1 Agreement shall be entered into with respect to the Portfolio and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Board, and of the Independent Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement. The form of Rule 12b-1 Agreement attached hereto as Schedule B has been approved by the Board as specified above.

(b)        Any Rule 12b-1 Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

(c)        No Rule 12b-1 Agreement may be entered into unless it provides (i) that it may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by vote of a majority of the shareholders of the Portfolio, or by vote of a majority of the Independent Directors, and (ii) that it shall automatically terminate in the event of its assignment.

(d)        Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board, and of the Independent Directors, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

7.       To the extent that any payments made by a Portfolio to the Adviser or to any service provider for administrative services, including payment of fees under the Investment Advisory Agreement or fees paid for administrative services (whether paid directly or through an expense pass-through or reimbursement arrangement), might be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the Portfolios within the

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context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Plan.

8.       This Plan shall become effective when approved by a vote of a majority of the Directors of the Fund, including a majority of Directors who are not interested persons of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Directors”), cast in person at a meeting called for the purpose of voting on this Plan.

9.       This Plan shall remain in effect for one year, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Directors of the Fund, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Directors, provided that (a) any material amendment to increase the amount of direct payments by a Portfolio to finance any activity primarily intended to result in the sale of shares of a Portfolio, or to (b) to increase materially the amount spent by a Portfolio in any way for distribution services intended to be covered by this Plan, shall be effective only upon approval by a vote of a majority of the outstanding voting securities of each Portfolio.

10.       This Plan may be terminated at any time, with respect to a Portfolio, without the payment of any penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of such Portfolio.

11.       If affirmative payments are made pursuant to this Plan, then for any such period, the Adviser and/or Distributor shall provide, and the Board of Directors shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of shares of the Portfolios (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

12.       While this Plan is in existence, the selection and nomination of the Directors who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed solely to the discretion of the Directors who are not such interested persons.

13.       This Plan does not require the Adviser or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of shares of the Portfolio.

14.       Consistent with the limitation of shareholder and Director liability as set forth in the Fund’s Articles of Amendment and Restatement, any obligations assumed by a Portfolio pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to such Portfolio and its assets, and shall not constitute obligations of any shareholder or other series of shares of the Fund or of any Director.

15.       If a provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Fund has adopted this Plan as of the day and year first above written.

AB ACTIVE ETFs, INC.

By:	/s/ Eric C. Freed
Name: Eric C. Freed
Title: Assistant Secretary

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Schedule A to the AB Active ETFs, Inc.

Rule 12b-1 Distribution and Service Plan

Participating Portfolios

AB Ultra Short Income ETF

AB Tax-Aware Short Duration Municipal ETF

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Schedule B: Approved Form of Rule 12b-1 Agreement

Rule 12b-1 Related Agreement

_______________, 20__

[Service Provider]

_______________________

_______________________

_______________________

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution Plan (the “Plan”) adopted by AB Active ETFs, Inc. (the “Fund”), on behalf of its series, the ________ (the “Portfolio”), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). The Plan and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Fund’s Board of Directors, including a majority of the Board of Directors who are not “interested persons” of the Fund, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Independent Directors”), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Directors that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Portfolio’s shareholders.

1.	To the extent you provide services to the Portfolio’s shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Portfolio and assisting in changing account designations and addresses, we shall pay you a fee as described on [Attachment A]. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of self-regulatory organizations.

2.	You agree to furnish the Fund directly or through its service providers with such information as may reasonably be requested either by the Board of Directors, the Adviser or the Distributor with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement, including at a minimum, a quarterly written report detailing amounts expended under the Plan by us and the purposes for which such expenditures were made.

3.	This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of the Portfolio’s shareholders, or (b) a majority of the Independent Directors, without payment of any penalty. In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan, or the Investment Advisory Agreement or Distribution Agreement with respect to the Portfolio, and shall terminate immediately in the event of its assignment. Upon termination with respect to a Portfolio, accrued amounts shall be calculated and paid to the service provider.
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4.	This Rule 12b-1 Agreement may be amended by the Fund upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5.	This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by the Fund’s Board of Directors.

6.	All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed, emailed, or otherwise transmitted to you at the address specified by you below.

AB Active ETFs, Inc.

By:
Name:
Title:

Accepted:

(Broker, Dealer or Service Provider Name)

(Street Address)

(City)(State)(ZIP)

(Telephone No.)

(Facsimile No.)

By:	(Name and Title)

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